EXHIBIT 10.8

LICENSING AGREEMENT

By and Among

BLACK STALLION OIL & GAS, INC.

A Corporation Incorporated in the State of Delaware,

ACTIVE LAB INTERNATIONAL, INC.

A Corporation Incorporated in the State of Wyoming

Dated as of August 8, 2017

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LICENSING AGREEMENT

This LICENSING AGREEMENT (this “Agreement”) is entered into as of this 8th day of August, 2017 by and between ACTIVE LAB INTERNATIONAL, INC. (“ACTIVE LAB”), a Wyoming corporation; and BLACK STALLION OIL & GAS, INC. (“BLKG”), a Nevada corporation.

Recitals

WHEREAS, ACTIVE LAB is an established company providing various products, and ACTIVE LAB desires to license to BLKG the right to distribute and broker, as applicable, such products on the terms and conditions set forth herein.

WHEREAS, BLKG desires to license such right from ACTIVE LAB.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

I.

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ACTIVE LAB

ACTIVE LAB hereby represents and warrants as follows:

1. Organization. ACTIVE LAB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wyoming and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of ACTIVE LAB’s articles of incorporation or bylaws. ACTIVE LAB has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. ACTIVE LAB has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

2. Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of ACTIVE LAB, threatened against ACTIVE LAB, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. ACTIVE LAB does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which would result in the discovery of such a default.

3. No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the material breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material agreement or instrument to which ACTIVE LAB is a party or to which any of its assets, properties or operations are subject.

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4. Compliance With Laws and Regulations. To the best of its knowledge, ACTIVE LAB has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of ACTIVE LAB or except to the extent that noncompliance would not result in the occurrence of any material liability for ACTIVE LAB. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

6. Approval of Agreement. The Board of Directors of ACTIVE LAB has authorized the execution and delivery of this Agreement by ACTIVE LAB and has approved this Agreement and the transactions contemplated hereby. This Agreement shall be subject to approval of ACTIVE LAB in accordance with the laws of the State of Wyoming, including any preemptive or dissenter’s rights under such State’s laws.

7. Valid Obligation. This Agreement and all agreements and other documents executed by ACTIVE LAB in connection herewith constitute the valid and binding obligation of ACTIVE LAB, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

8. ACTIVE LAB will take charge of all sales and marketing within the territory of all the brands and products listed in Exhibit A to its best capacity and all the expenses incurred in regards to the sales of the products shall be the responsibility of BLKG.

II.

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF BLKG

BLKG hereby represents and warrants as follows:

1. Organization. BLKG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of BLKG’s certificate of incorporation or bylaws. BLKG has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and BLKG has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

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2. Information. The information concerning BLKG provided in the due diligence materials and as set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

3. Litigation and Proceeding. There are no actions, suits, or proceedings pending or, to the knowledge of BLKG after reasonable investigation, threatened by or against BLKG or affecting BLKG or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. BLKG has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance, which after reasonable investigation would result in the discovery of such default.

4. Contracts. BLKG is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral which would impede or prevent entry into, performance of, or due enforcement of this Agreement.

5. No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which BLKG is a party or to which any of its assets, properties or operations are subject.

6. Compliance With Laws and Regulations. To the best of its knowledge, BLKG has complied with all applicable statutes and regulations of federal, state, or other applicable governmental entity or agency thereof, relevant in its compliance to labeling and approvals of their products to be sold within the laws of the market its being sold to as this remains its obligation for branded and private label products.

7. Approval of Agreement. The Board of Directors of BLKG has authorized the execution and delivery of this Agreement by BLKG and has approved this Agreement and the transactions contemplated hereby.

8. Valid Obligation. This Agreement and all agreements and other documents executed by BLKG in connection herewith constitute the valid and binding obligation of BLKG, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

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III.

SPECIAL COVENANTS

1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur no later than August 8, 2017, or as otherwise mutually agreed to by the parties hereto. Effective as of the Closing, ACTIVE LAB hereby grants unto BLKG an exclusive license to distribution the products identified on Exhibit B hereto in all regions of the world except for Canada, and BLKG shall pay ACTIVE LAB the fees identified on Exhibit A hereto.

2. Initial Term & Renewal. The initial term of this Agreement and the license granted hereby shall be for ten (10) years from the Closing, subject to earlier termination and renewal on the terms set forth herein. At the expiration of the initial term, if all conditions set forth have been satisfied and this Agreement has not otherwise been terminated, this Agreement shall automatically renew for two additional 5-year terms.

3. Termination. This Agreement may be terminated by the Board of Directors of ACTIVE LAB only in the event that the conditions precedent set forth in this Agreement are not satisfied. This Agreement may be terminated by the Board of Directors of BLKG only in the event that the conditions precedent set forth are not satisfied. If this Agreement is terminated there shall be of no further force or effect, and no obligation, right or liability shall arise hereunder. The termination is required to be provided by either party to the other party with a 90 days’ written notice. Should either party terminate the Agreement for cause, the prevailing party shall have the rights to the customers and/or accounts of ACTIVE LAB. Termination shall be deemed effective upon one or more actions, including other conditions set forth in this Agreement, as follows:

i. ACTIVE LAB cannot provide product, as defined in this Agreement, to BLKG, due to uncontrollable circumstances;

ii. BLKG does not remain fully reporting in compliance with all filing requirements of the Securities Act of 1934, as amended;

iii. BLKG does not comply with the licensing payments and/or other financial conditions as set forth in Exhibit A of this Agreement; and

iv. BLKG does not comply to the various regulatory governing bodies, including, but not limited to, the financial obligations of all.

4. Third-Party Consents and Certificates. BLKG and ACTIVE LAB agree to cooperate with each other in order to obtain any required third-party consents to this Agreement and the transactions herein contemplated.

5. Obligations of Both Parties. From and after the date of this Agreement until the termination of the Agreement and, except as expressly permitted or contemplated by this Agreement, BLKG and ACTIVE LAB respectively, will each:

i. carry on its business in substantially the same manner as it has heretofore;

ii. maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

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iii. use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

iv. fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

6. Indemnification. ACTIVE LAB hereby agrees to indemnify BLKG and each of the officers, agents and directors of BLKG as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing. BLKG hereby agrees to indemnify ACTIVE LAB and each of the officers, agents, and directors of ACTIVE LAB as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

IV.

CONDITIONS PRECEDENT TO OBLIGATIONS OF BLKG

The obligations of BLKG under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

1. Accuracy of Representations and Performance of Covenants. The representations and warranties made by ACTIVE LAB in this Agreement shall be true in all material respects (other than representations and warranties which contain materiality standards, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for changes therein permitted by this Agreement). ACTIVE LAB shall have performed or complied with, in all material respects, all covenants and conditions required by this Agreement to be performed or complied with by ACTIVE LAB prior to or at the Closing. BLKG shall be furnished with a certificate, signed by a duly authorized executive officer of ACTIVE LAB and dated the Closing Date, to the foregoing effect.

2. Officer's Certificate. BLKG shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of ACTIVE LAB to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of ACTIVE LAB threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, which might result in any material adverse change in any of the assets, properties, business, or operations of ACTIVE LAB.

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3. No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

4. Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of ACTIVE LAB after the Closing Date on the basis as presently operated shall have been obtained.

V.

CONDITIONS PRECEDENT TO OBLIGATIONS OF ACTIVE LAB

The obligations of ACTIVE LAB under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

1. Accuracy of Representations and Performance of Covenants. The representations and warranties made by BLKG in this Agreement shall be true in all material respects (other than representations and warranties which contain materiality standards, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date. Additionally, BLKG shall have performed and complied, in all material respects, with all covenants and conditions required by this Agreement to be performed or complied with by BLKG.

2. Officer's Certificate. ACTIVE LAB shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of BLKG, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of BLKG threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the BLKG’s filings with the Securities and Exchange Commission, by or against BLKG, which might result in any material adverse change in any of the assets, properties or operations of BLKG.

3. Good Standing. ACTIVE LAB shall have received a certificate of good standing from the Secretary of State of Wyoming or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that ACTIVE LAB is in good standing as a corporation in the State of Wyoming and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

4. No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

5. Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of BLKG after the Closing Date on the basis as presently operated shall have been obtained.

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VI.

MISCELLANEOUS

1. Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of Nevada. The Parties have consented to arbitration. Except as provided in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration heard by three (3) arbitrator, in accordance with The National Academy of Distinguished Neutrals (the “NADN”). The applicable laws shall be those of the United States, specifically the State of Nevada. The arbitration shall take place in a mutually agreed upon city in the State of Nevada, where the arbitration award will be issued. The language of the arbitration shall be in English. The arbitrators shall be empowered to award only those damages which are permitted in this Agreement, subject to any disclaimers of damages and liability limits set forth in this Agreement, but the arbitrators shall not have the authority to reform, modify or materially change this Agreement. The arbitration award shall include costs of the arbitration, reasonable attorneys’ fees and reasonable costs for experts and other witnesses. The Parties agree that the arbitrators shall have the authority to issue measures necessary to protect either party’s name, proprietary information, trade secrets, know-how, or any other proprietary right. The award of the arbitrators shall be final and binding upon the parties without appeal or review except as allowed by applicable United States federal law. In connection with any application to confirm, correct or vacate the arbitration award, any appeal of any order rendered pursuant to any such application, or any other action required to enforce the arbitration award, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, disbursements and costs incurred in any post-arbitration award activities.

2. Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to ACTIVE LAB:	Richard Pucci Chief Executive Officer 3651 Lindell Road, Suite D395 Las Vegas, NV 89103 Telephone: (702) 318-7525 Email: rfpucci@activelaboratoryinc.com

If to BLKG:	Ira Morris Chief Executive Officer 50 Fountain Plaza Suite 1400 Buffalo, NY 14202 Tel: (716) 961-3244 Email: ira.morris@sympatico.ca

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For such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone, and (iv) three (3) days after mailing, if sent by registered or certified mail.

3. Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

4. Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

5. Third-Party Beneficiaries. This contract is strictly between BLKG and ACTIVE LAB, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third-party beneficiary of this Agreement.

6. Expenses. Subject to this Agreement, each of BLKG and ACTIVE LAB will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with this transaction contemplated hereby.

7. Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

8. Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

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9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

10. Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

11. Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

ACTIVE LAB, Inc., A Wyoming Corporation

By:	/s/ Richard Pucci
Name:	Richard Pucci
Title:	Chief Executive Officer

Black Stallion Oil & Gas, Inc., A Nevada Corporation

By:	/s/ Ira Morris
Name:	Ira Morris
Title:	Chief Executive Officer

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EXHIBIT A

The licensing fees payable by BLKG to ACTIVE LAB shall be as follows:

BLKG shall compensate ACTIVE LAB $1,000,000, in cash, common stock of the Company, or a combination as determined by BLKG management, as follows:

•	$150,000 by November 15, 2017
•	$150,000 by January 31, 2018
•	$150,000 by March 31, 2018
•	$150,000 by May 31, 2018
•	$150,000 by July 31, 2018
•	$150,000 by September 30, 2018
•	$100,000 by November 30, 2018

ACTIVE LAB shall make sales and the accounting shall be as follows:

•	ACTIVE LAB shall make a sale to a third-party and record the sale and cost of sales accordingly.
•	BLKG shall bill ACTIVE LAB a royalty rate of 95% of the recorded revenue of the sale.
•	BLKG shall record 100% of the cost of sales for the sale, as recorded by ACTIVE LAB.
•	ACTIVE LAB shall bill BLKG for expenses, including personnel, not to exceed 42.75% of the revenue, as recorded by BLKG.

ACTIVE LAB shall receive all cash payments and make the net payment to BLKG on a monthly basis, within ten (10) business days after the month.

ACTIVE LAB shall maintain its accounting records in accordance with United States generally accepted accounting principles (“GAAP”).

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EXHIBIT B

The following products under this Agreement to be provided to BLKG exclusively on a worldwide basis from ACTIVE LAB are as follows (additional products may be added from time to time and are not required to be added as an addendum to this Agreement) for distribution and brokerage, as stated within this Agreement.

•	Synapset
•	Citrus Defence
•	Other Products

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